                                                                    EXHIBIT 99.1


(MERIDIAN RESOURCE    MERIDIAN RESOURCE CORPORATION                 NEWS
CORPORATION LOGO)
================================================================================

              THE MERIDIAN RESOURCE CORPORATION ANNOUNCES YEAR-END
                 2004 FINANCIAL RESULTS AND RESERVE INFORMATION

Houston, Texas - March 15, 2005 - The Meridian Resource Corporation (NYSE: TMR) today announced year-over-year increases in revenues, discretionary cash flow, earnings per share and liquidity. The following highlights some of the significant improvements for calendar year 2004 compared to calendar year 2003:

         o Earnings per share applicable to common shareholders increased by 306%.

         o Average daily production increased by 24% on a Mcf equivalent basis.

         o        Total revenues increased by 48% to $203.1 million.

         o Discretionary cash flow increased by 59%, or $59.2 million to $159.8 million.

         o Net cash provided by operating activities increased by 87% to $171.5 million.

         o        Debt to total capitalization declined to 18%.

For calendar year 2004 net income applicable to common shareholders increased by $22.0 million, or 306%, to $29.2 million, or $0.37 per diluted common share, from $7.2 million, or $0.13 per diluted common share, for the corresponding period of 2003. For the fourth quarter of 2004 the Company's reported net income to common shareholders increased by $7.8 million to $8.4 million, or $0.10 per diluted common share, from $0.6 million, or $0.01 per diluted common share for the fourth quarter of 2003. Excluding the after tax impact of higher accounting and professional fees required as a result of implementing the expanded compliance burden required by the Sarbanes-Oxley Act of 2002, the Company would have reported fourth quarter 2004 net income of $9.2 million, or $0.11 per diluted common share.

For the year ended December 31, 2004, discretionary cash flow increased 59% to $159.8 million, compared to $100.5 million for the corresponding period of 2003. The increase in annual discretionary cash flow was primarily the result of a 24% increase in production coupled with a 19% increase in the average price the Company received for its oil and natural gas sales. Discretionary cash flow for the three months ended December 31, 2004, increased by 39% to $41.1 million compared to $29.6 million for the corresponding period of 2003. The increase in discretionary cash flow for the three month period was primarily a result of a 43% increase in the average price the Company received for its oil and natural gas sales offset by a slight decline in production.

Annual production volumes increased by 24% to 35.5 billion cubic feet of gas equivalent ("Bcfe"), or 96.9 million cubic feet of natural gas equivalent ("Mmcfe") per day, for calendar 2004 compared to 28.6 Bcfe, or 78.3 Mmcfe per day, for calendar 2003. During 2004, the Company's drilling activity was primarily focused in the Biloxi Marshlands ("BML") project area and the Weeks Island field. During 2004, the Company drilled or participated in the drilling of 31 wells of which 20 wells were completed and placed on production, representing a 65% success rate. Additional production gains were realized from successful workover operations in the Ramos and Weeks Island fields during 2004. Production volumes for the fourth quarter of 2004 totaled 8.2 Bcfe compared to
8.7 Bcfe for the fourth quarter of 2003. The decline in production between the periods was primarily a result of lost production from the Thibodeaux #3 well in the Ramos field which is currently undergoing a workover to restore production, coupled with delays in permitting to drill primary wells in the Biloxi Marshlands project area.

Annual oil and natural gas revenues totaled $202.4 million, or $5.71 per thousand cubic feet of gas equivalent ("Mcfe"), for calendar year 2004, an increase of 48%, from $137.1 million, or $4.80 per Mcfe, for calendar year 2003. For the three months ended December 31, 2004 oil and natural gas revenues totaled $53.3 million, or $6.51 per Mcfe, an increase of 35% compared to oil and natural gas revenues of $39.4 million, or $4.55 per Mcfe, for the corresponding period of 2003.

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                                                                     Page 1 of 7
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Lease operating expenses totaled $14.0 million for the year ended December 31,
2004 compared to $11.3 million for the same period of 2003. For the three months ended December 31, 2004, lease operating expenses totaled $5.2 million compared to $3.3 million for the same period of 2003. The increase between the corresponding periods was primarily a result of the addition of successful wells primarily in the BML project area and Weeks Island field and increases in workover operations primarily in the Weeks Island, Ramos and Turtle Bayou fields. For the twelve month and three month periods ended December 31, 2004, lease operating expenses averaged $0.40 and $0.64 per Mcfe, respectively, compared to $0.39 and $0.38 per Mcfe for the respective periods of 2003. Production taxes totaled $9.4 million and $7.6 million for calendar years
2004 and 2003, respectively, and $2.4 million and $2.2 million for the three month periods ended December 31, 2004 and 2003, respectively. The changes in production taxes were primarily attributable to the previously discussed changes in production coupled with a refund of Louisiana severance taxes for prior periods.

For the year ended December 31, 2004, depletion and depreciation totaled $102.9 million compared to $75.4 million for the comparable period of 2003. The increase in depletion and depreciation between calendar years 2004 and 2003, was primarily a result of the 24% increase in production between the respective periods. For the three months ended December 31, 2004, depletion and depreciation increased by $2.4 million, or 10%, to $25.5 million from $23.1 million for the corresponding period of 2003. On a per Mcfe basis, depletion and depreciation averaged $2.90 and $2.64 for the twelve month periods ended December 31, 2004 and 2003, respectively, and $3.11 and $2.67 for the three month periods ended December 31, 2004 and 2003, respectively.

General and administrative expenses averaged $0.43 per Mcfe for the year ended December 31, 2004, compared to $0.41 per Mcfe for the corresponding period of 2003. For the three months ended December 31, 2004, general and administrative expenses averaged $0.54 per Mcfe compared to $0.34 for the comparable period of 2003. The majority of the increase in general and administrative expenses is associated with higher accounting and professional fees required as a result of implementing the expanded compliance burden required by the Sarbanes-Oxley Act of 2002.

Interest expense totaled $7.2 million for calendar year 2004 compared to $11.5 million for calendar year 2003. For the three months ended December 31, 2004, interest expense decreased by $1.2 million, or 43%, to $1.6 million from $2.7 million for the three months ended December 31, 2003, due to lower outstanding borrowings. During 2004, the Company converted or repaid an aggregate of $77.2 million of debt including $47.2 million paid toward its senior secured credit agreement, $10 million paid on its subordinated debt and the conversion of $20.0 million of subordinated notes into 4.2 million shares of common stock. As of December 31, 2004, the Company's debt to total capitalization ratio was 18%, compared to 38% as of December 31, 2003.

YEAR-END 2004 RESERVES

As of December 31, 2004, the Company's year-end oil and gas reserves totaled
139.2 Bcfe of which approximately 73% were natural gas. At December 31, 2004, proved developed reserves accounted for 82% of the Company's total proved reserves with the remaining 18% representing proved undeveloped reserves. No proved undeveloped locations have been included in the Company's year-end reserve estimates for the Biloxi Marshlands project area. Utilizing Securities and Exchange Commission price guidelines, Meridian's total proved reserves at December 31, 2004 increased in net present value (discounted at 10%) before income taxes by $37.8 million to approximately $544.7 million compared to $506.9 million at year-end 2003. During 2004, the Company added approximately 23.1 Bcfe of reserves as a result of its exploration and development efforts. In addition, the Company reported net positive revisions of approximately 5.8 Bcfe primarily related to better than

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                                                                     Page 2 of 7
expected performance from its Biloxi Marshlands ("BML") project area offset by production of approximately 35.5 Bcfe.

During 2004, the Company drilled 27 exploratory wells of which 16 were completed and placed on production. A significant portion of the Company's 2004 exploratory drilling program was focused in the BML project area where the Company drilled 21 wells of which 12 wells have been successfully completed and placed on production and two wells were logged and waiting on production facility tie-ins. The Company's 2004 BML program included several smaller reserve target wells that were in close proximity to existing infrastructure and required minimal facility and tie-in costs. The Company also drilled four development wells in the Weeks Island field of which all four were completed and placed on production. The following table provides a reconciliation of the Company's proved reserve quantities as of December 31, 2004:

                                                 OIL         GAS        EQUIV.
                                               (MBbls)      (MMcf)     (MMcfe)
                                               --------    --------    --------
       Balance, December 31, 2003                 7,892      98,469     145,821
          Production                             (1,270)    (27,839)    (35,457)
          Discoveries and extensions                212      21,783      23,051
          Revisions of previous estimates          (470)      8,586       5,768
                                               --------    --------    --------
       Balance, December 31, 2004                 6,364     100,999     139,183
                                               ========    ========    ========

NON-GAAP FINANCIAL MEASURE

In this press release, we refer to a non-GAAP financial measure we call "discretionary cash flow." Management believes this measure is a financial indicator of our company's ability to internally fund capital expenditures and service outstanding debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. The accompanying table reconciles discretionary cash flow to its nearest GAAP measure of Net Cash Provided By (Used In) Operating Activities.

SAFE HARBOR STATEMENT AND DISCLAIMER

Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices.

These and other risks are described in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and Form 10-Q.

--------------------------------------------------------------------------------
The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas in Louisiana, Texas, and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic technology to analyze prospects, define risk, and target high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR."
================================================================================

                                                   FOR MORE INFORMATION CONTACT:
                                   John Collins or Steven Ives at (281)-597-7000
                             Meridian Resource Corporation Website: www.tmrc.com
================================================================================
    1401 Enclave Parkway, Suite 300 o Houston, Texas 77077 o (281) 597-7000
                       Fax (281) 558-5744 o www.tmrc.com
                                                                     Page 3 of 7

               THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                             SUMMARY OPERATIONS DATA
                (In thousands, except prices and per share data)
                                   (Unaudited)

                                                        THREE MONTHS ENDED               YEAR ENDED
                                                           DECEMBER 31,                 DECEMBER 31,
                                                      ----------------------       -----------------------
                                                        2004           2003          2004           2003
                                                      -------        -------       --------       --------
Production:
   Oil (Mbbl)                                             293            321          1,270          1,403
   Natural Gas (Mmcf)                                   6,430          6,735         27,839         20,142
   Mmcfe                                                8,188          8,664         35,457         28,563
   Mmcfe (Daily Rate)                                    89.0           94.2           96.9           78.3

Average Prices:
   Oil (per Bbl)                                      $ 31.11        $ 25.04       $  28.40       $  24.97
   Natural Gas (per Mcf)                                 6.87           4.66           5.98           5.07
   Per Mcfe                                              6.51           4.55           5.71           4.80

Oil and Natural Gas Revenues                          $53,291        $39,405       $202,447       $137,124
Lease Operating Expenses                                5,224          3,259         14,035         11,260
   Per Mcfe                                              0.64           0.38           0.40           0.39
Severance and Ad Valorem Taxes                          2,389          2,216          9,394          7,608
   Per Mcfe                                              0.29           0.26           0.26           0.27
General and Administrative Expense                      4,446          2,948         15,169         11,610
   Per Mcfe                                              0.54           0.34           0.43           0.41
Interest Expense                                        1,560          2,741          7,154         11,496
   Per Mcfe                                              0.19           0.32           0.20           0.40

Discretionary Cash Flow (Fully Diluted)(1)            $41,055        $29,551       $159,759       $100,517
   Per MCFE                                              5.01           3.41           4.51           3.52


Net Earnings Applicable to Common Stockholders        $ 8,430        $   636       $ 29,248       $  7,246
   Per Diluted Common Share                           $  0.10        $  0.01       $   0.37       $   0.13

(1) See accompanying table for a reconciliation of discretionary cash flow to net cash provided by operating activities as defined by GAAP.

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                                                                     Page 4 of 7

               THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (In thousands, except per share)
                                   (Unaudited)

                                                      THREE MONTHS ENDED                YEAR ENDED
                                                         DECEMBER 31,                  DECEMBER 31,
                                                   ------------------------      -----------------------
                                                      2004          2003           2004          2003
                                                   ---------      ---------      ---------     ---------
Revenues:
  Oil and natural gas                              $  53,291      $  39,405      $ 202,447     $ 137,124
  Price risk management activities                       126           --              126          --
  Interest and other                                     369             58            545           355
                                                   ---------      ---------      ---------     ---------
     Total revenues                                   53,786         39,463        203,118       137,479
                                                   ---------      ---------      ---------     ---------
  Operating costs and expenses:
  Oil and natural gas operating                        5,224          3,259         14,035        11,260
  Severance and ad valorem taxes                       2,389          2,216          9,394         7,608
  Depletion and depreciation                          25,475         23,102        102,915        75,441
  General and administrative                           4,446          2,948         15,169        11,610
  Accretion expense                                      187            266            601           667
  Write-down of securities held                         --             --              195          --
                                                   ---------      ---------      ---------     ---------
     Total operating costs & expenses                 37,721         31,791        142,309       106,586
                                                   ---------      ---------      ---------     ---------
Net earnings before interest and income taxes         16,065          7,672         60,809        30,893

Other expenses:
  Interest expense                                     1,560          2,741          7,154        11,496
  Debt conversion expense                               --             --            1,188          --
  Taxes on income:
    Current                                             (666)          (241)           834          (731)
    Deferred                                           6,008          2,880         18,508         4,980
                                                   ---------      ---------      ---------     ---------
Net earnings before cumulative effect
  of change in acctg principle                         9,163          2,292         33,125        15,148
Cumulative effect chg acctg principle                   --             --             --          (1,309)
                                                   ---------      ---------      ---------     ---------
Net earnings                                           9,163          2,292         33,125        13,839

Dividends on preferred stock                             733          1,656          3,877         6,593
                                                   ---------      ---------      ---------     ---------
Net earnings applicable to common stockholders     $   8,430      $     636      $  29,248     $   7,246
                                                   =========      =========      =========     =========
Net earnings per share:
 - Basic                                           $    0.11      $    0.01      $    0.41     $    0.14
                                                   =========      =========      =========     =========
 - Diluted                                         $    0.10      $    0.01      $    0.37     $    0.13
                                                   =========      =========      =========     =========
Weighted average common shares outstanding:
 - Basic                                              79,214         59,411         72,084        53,325
 - Diluted                                            85,532         68,217         79,033        57,144

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                                                                     Page 5 of 7

               THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                      DECEMBER 31,    DECEMBER 31,
                                                          2004            2003
                                                      ------------    ------------
ASSETS

Cash and cash equivalents                               $ 24,297        $ 12,821
Other current assets                                      36,622          26,873
                                                        --------        --------
      Total current assets                                60,919          39,694
                                                        --------        --------
Property, equipment and other assets                     451,473         408,706
                                                        --------        --------
      Total assets                                      $512,392        $448,400
                                                        ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                     $ 58,681        $ 44,834
Current portion of long-term debt                           --            10,000
                                                        --------        --------
      Total current liabilities                           58,681          54,834
                                                        --------        --------
Long-term debt, net of current maturities                 75,129         142,320

Other liabilities                                         30,952           6,465

Redeemable convertible preferred stock                    31,589          60,446

Common stockholders' equity                              316,041         184,335
                                                        --------        --------
      Total liabilities and stockholders' equity        $512,392        $448,400
                                                        ========        ========

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                                                                     Page 6 of 7

               THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
             SUPPLEMENTAL DISCLOSURE OF NON-GAAP FINANCIAL MEASURES
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                        THREE MONTHS ENDED              YEAR ENDED
                                                           DECEMBER 31,                 DECEMBER 31,
                                                     -----------------------      ------------------------
                                                        2004          2003          2004           2003
                                                     ---------     ---------      ---------      ---------
RECONCILIATION OF DISCRETIONARY CASH FLOW
(DILUTED) TO NET CASH PROVIDED BY OPERATING
ACTIVITIES:

DISCRETIONARY CASH FLOW (DILUTED)                    $  41,055     $  29,551      $ 159,759      $ 100,517
Adjustments to reconcile discretionary cash flow
to net cash provided by operating activities:
  Interest on convertible sub-debt (net of tax)           --            (309)          (270)        (1,236)
  Net changes in working capital                         3,375        (2,943)        12,002         (7,659)
                                                     ---------     ---------      ---------      ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES            $  44,430     $  26,299      $ 171,491      $  91,622
                                                     =========     =========      =========      =========

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                                                                     Page 7 of 7